Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of October 25, 2016 (the “Closing Date”), by and between STANLEY FURNITURE COMPANY, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Lender"). Certain capitalized terms used in this Agreement are defined in Section 7.1.  The parties agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.

  LINE OF CREDIT.

(a)

Line of Credit.  Subject to the terms and conditions of this Agreement, Lender agrees to make advances to Borrower under this Section 1.1 (“Advances”), from time to time up to and including the Termination Date, in a total amount at any time outstanding not to exceed the lesser of (a) $6,000,000 (the “Maximum Revolver Amount”), and (b) the Borrowing Base minus the Excess Availability Requirement, where the “Borrowing Base” shall mean the sum of the following:

(i)

up to eighty-five percent (85%) of Eligible Accounts, plus

(ii)

the lowest of  (x)  $2,500,000, or (y) up to twenty five percent (25%) of the Value of Eligible Inventory and Eligible Letter of Credit Inventory, or (z) the amount calculated pursuant to clause (i) above; less

(iii)

Letter of Credit Usage; less

(iv)

all Reserves.

The Borrowing Base will be determined by Lender upon receipt and review of all collateral reports required under this Agreement and such other documents and collateral information as Lender may from time to time require, which documents and information are subject to change in the sole discretion of the Lender at any time from and after the Closing Date.  If at any time the Maximum Revolver Amount is less than the amount of the Borrowing Base, the amount of Advances available pursuant to this Section may be reduced by the amount of any Reserves established by Lender with respect to amounts that may be payable by any Borrower to third parties.  “Line of Credit” means the line of credit established under this Section 1.1. “Account” means an account as that term is defined in the Code. “Account Debtor” means an account debtor as that term is defined the Code. “Inventory” means inventory as that term is defined in the Code. “Dilution” means, with respect to any period of determination selected by Lender, a percentage that is the result of dividing the dollar amount of the aggregate of all bad debt write-downs, discounts, allowances, credits, deductions and other dilutive items for such period as determined by Lender with respect to Borrower’s Accounts for such period, by Borrower’s billings with respect to Accounts for such period.  If Dilution at any time exceeds five percent (5%) of Borrower’s gross sales for any such period, or if there at any time exists any other matters, events, conditions or contingencies which Lender reasonably believes may affect payment of any portion of Borrower’s Accounts, Lender may, in its sole discretion, establish, and adjust from time to time, Reserves in the Borrowing Base. “Net Liquidation Percentage” means the percentage of the Value of Borrower’s Inventory that is estimated by Lender to be recoverable in an orderly liquidation of such Inventory, which may be based upon the most recent appraisal received by, and acceptable to, Lender and upon which Lender may rely, net of all operating expenses and associated costs and expenses of such liquidation. “Reserves” means, as of any date of determination, an amount or percentage of a specific category or item that Lender establishes in its sole discretion from time to time to reduce availability under the Line of Credit to reflect events, conditions, contingencies, or risks which might affect the assets, business or prospects of the Borrower or any of the Collateral or its value or the enforceability, perfection or priority of Lender’s security interest in the Collateral, including without limitation reserves for Dilution and Bank Products. “Value” means, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in, first-out basis in accordance with GAAP, or (b) market value, provided that for purposes of the calculation of the Borrowing Base, the Value of Inventory will be computed in the same manner and consistent with the most recent appraisal of Inventory received and accepted by Lender, if any.

(b)

"Eligible Accounts" consist solely of Accounts created and invoiced by Borrower in the ordinary course of Borrower's business that arise out of the sale of goods or the rendition of services, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition, and in which Lender has a perfected first-priority security interest, but will not include:

(i)

any Account which is unpaid more than 60 days from original due date, not to exceed 120 days from original invoice date;

(ii)

Accounts with selling terms of more than 60 days;

(iii)

that portion of any Account for which there exists any right of setoff, defense, dispute or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iv)

Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(v)

any Account which represents an obligation of the United States government, any state or any other political subdivision (except Accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act have been complied with to Lender's satisfaction);

(vi)

any Account which represents an obligation of an Account Debtor located in a foreign country other than an Account Debtor located in a Canadian province or territory (excluding Quebec), except to the extent any such Account, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Lender;

(vii)

any Account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, Affiliate, partner, member, parent or Subsidiary of any Loan Party;

(viii)

that portion of any Account which represents interim or progress billings or title retention rights on the part of the Account Debtor;

(ix)

any Account which represents an obligation of any Account Debtor or its Affiliates if 50%  fifty percent (50%) or more of Borrower's Accounts from such Account Debtor or its Affiliates are not eligible under clauses (i), (ii) or (iii) of this definition;

(x)

that portion of any Account owing from an Account Debtor or its Affiliates which represents the amount by which Borrower's Accounts owing from said Account Debtor and its Affiliates exceeds twenty percent (20%) of Borrower's total Eligible Accounts;

(xi)

Accounts representing credit card or “C.O.D.” sales;

(xii)

Accounts arising in a transaction where Goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional or contingent;

(xiii)

that portion of Accounts which has been restructured, extended, amended or otherwise modified;

(xiv)

Accounts that are not payable in U.S. Dollars or Canadian Dollars;

(xv)

bill and hold invoices, except those with respect to which Lender shall have received an acceptable agreement in writing from the Account Debtor confirming the unconditional obligation of the Account Debtor to take the goods related to the Account and pay such invoice, so long as such Accounts satisfy all other criteria for Eligible Accounts;

(xvi)

Accounts which have not been invoiced;

(xvii)

that portion of any Account which represents finance charges, service charges, sales taxes, or excise taxes;

(xviii)

Accounts representing sales of Inventory consisting of samples; or

(xix)

any other Account deemed ineligible by Lender in its Permitted Discretion.

(c)

“Eligible Inventory” means all finished goods Inventory owned by Borrower and held for sale in the ordinary course of Borrower’s business, in which Lender has a perfected first priority security interest, but will not include:

(i)

     Inventory that is (A) in-transit, (B) located at any premises leased by Borrower or any warehouse, unless Lender has received a Collateral Access Agreement from such lessor or warehouseman, (C) located at job site or other premises not owned by Borrower other than premises permitted under (B) above, (D) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; (E) on consignment from any consignor or (F) on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed such agreements with Lender in such form as Lender shall specify (and such other steps have been taken as required by Lender to ensure that Lender maintains a first priority perfected security interest in such Inventory at all times);

(ii)

           supplies, parts, packing, packaging or shipping materials, or sample Inventory, tooling Inventory, fabricated parts, customer-supplied Inventory, or customized or customer specific Inventory not supported by a valid purchase order;

(iii)

      work-in-process and raw materials Inventory;

(iv)

          Inventory that is damaged, defective, obsolete, perishable, contaminated, discontinued, or slow moving, or that has been held by Borrower more than twenty-four (24) months without being sold, or that is not currently saleable in the ordinary course of Borrower’s business, or is past its expiration date, has been rejected or the amount of such Inventory that has been reduced by shrinkage; provided, however, that (x) the aggregate Value of Inventory held by Borrower for more than twelve (12) months but less than twenty-four (24) months that may be included as Eligible Inventory in the Borrowing Base may not at any time exceed $500,000, and (y) Lender may exclude any inventory held by Borrower for more than twelve (12) months but less than twenty-four (24) months in respect for which Borrower has not demonstrated sales activity deemed adequate by Lender in its sole discretion;

(v)

       Inventory that Borrower has returned, attempted to return, is in the process of returning or intends to return to the vendor of the Inventory, or inventory returned to Borrower;

(vi)

       Inventory manufactured or held for resale by Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit Lender to exercise its rights and remedies against such Inventory;

(vii)

       Inventory consisting of bill and hold goods;

(viii)

      Inventory stored at locations holding less than $200,000 of the aggregate Value of Borrower’s Inventory;

(ix)

      Inventory that is subject to a security interest or Lien in favor of any third party;

(x)

       Inventory located outside of the United States; or

(xi)

       Any other Inventory deemed ineligible by Lender in its Permitted Discretion.

(d)

“Eligible Letter of Credit Inventory” means Inventory which would otherwise be Eligible Inventory (other than for its location) as to which: (i) the Inventory is purchased with and subject to a Letter of Credit issued hereunder; (ii) the Inventory is then in transit (whether by vessel, air or land) from a location outside of the United States of America) to a location permitted hereunder and for which Lender shall have received such evidence thereof as Lender may reasonably require; (iii) the title of the Inventory has passed to, and such Inventory is owned by, Borrower and for which Lender shall have received such evidence thereof as Lender may reasonably require; (iv) Lender has received each of the following: (A) a copy of the certificate of marine cargo insurance in connection therewith in which Lender has been named as an additional insured and lender loss payee in a manner reasonably acceptable to Lender and (B) a copy of the invoice, packing slip and manifest with respect thereto; (v) the Inventory is either (A) subject to a negotiable bill of lading: (1) that is consigned to Lender either directly or by means of endorsements), (2) that was issued by the carrier in respect of such Inventory, and (3) is either in the possession of the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Lender or (B) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a consolidator or Lender, or their respective agents) and such negotiable cargo receipt is (1) consigned to Lender either directly or by means of endorsements, (2) issued by a consolidator in respect of such Inventory, and (3) either in the possession of Lender or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Lender; (vi) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, reasonably satisfactory to Lender; and (vii) such Inventory shall not have been in transit for more than ninety (90) days.

(e)

Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit request Advances, partially or wholly repay amounts outstanding under the Line of Credit, and reborrow the same, subject to all of the limitations, terms and conditions contained in this Agreement. Any request for Advance must be received by Lender no later than 1:00 p.m. (Eastern time) on the Business Day that funding is requested.  If at any time the aggregate outstanding Advances under the Line of Credit exceeds the lesser of (i) the Maximum Revolver Amount minus Letter of Credit Usage minus Reserves in accordance with Section 1.1(a) above or (ii) the Borrowing Base minus the Excess Availability Requirement, Borrower will immediately pay Lender such excess. No request for an Advance will be deemed received until Lender acknowledges the request.  All Advances will be repaid by Borrower even if the Person requesting the Advance on behalf of the Borrower lacks authorization.

(f)

Letter of Credit Subfacility.  As a subfacility under the Line of Credit, subject to the terms and conditions of this Agreement, Lender agrees during the term of this Agreement to issue or cause an Affiliate to issue documentary and/or standby letters of credit for the account of Borrower for general business purposes reasonably acceptable to Lender ("Letters of Credit"); provided however, (i) that the aggregate Letter of Credit Usage will not at any time exceed $700,000 and (ii) Lender shall have determined that there is Availability for any such Letter of Credit. The form and substance of each Letter of Credit will be subject to approval by Lender, in its sole discretion, and Borrower shall execute and deliver such additional letter of credit agreements, applications and other documents required by Lender as a condition to the issuance of any Letter of Credit.  Each Letter of Credit will be issued for a term not to exceed 365 days, as designated by Borrower; provided that no Letter of Credit will have an expiration date after the Maturity Date.  Each Letter of Credit will be issued under, and subject to, the additional terms and conditions of the letter of credit agreements, applications and any related documents required by Lender.  Each drawing paid under a Letter of Credit will be deemed an Advance under the Line of Credit and will be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such Advances; provided however, that if Advances under the Line of Credit are not available for any reason at the time any drawing is paid by Lender, then Borrower will immediately pay to Lender the full amount drawn, together with interest on such amount from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Advances under the Line of Credit. In such event Borrower agrees that Lender may debit any account maintained by Borrower with Lender for the amount of any such drawing. “Letter of Credit Usage” means, as of any date, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit, and (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a deemed Advance.

(g)

Protective Advances: Advances to Pay Obligations Due.  Lender may make Advances under the Line of Credit in its sole discretion for any reason at any time without Borrower’s request and without Borrower’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in Collateral or to perform any of Borrower’s obligations under this Agreement, or (ii) apply the proceeds to any Obligations then due and payable.

(h)

Payments; Lockbox and Collection Account.  All payments by Borrower will be made as directed by Lender or as otherwise specified in the other Loan Documents, without setoff, counterclaim or defense. Borrower will instruct all Account Debtors to make payments either directly to the lockbox established with Lender (the “Lockbox”), for deposit by Lender directly to a deposit account established with Lender (the “Collection Account”), or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account or for direct application to reduce outstanding Advances or such other Obligations as Lender shall determine. All payments received by Lender will be applied to reduce outstanding Obligations in such manner as Lender determines in its sole discretion. If Borrower receives payment or the proceeds of Collateral directly, Borrower will promptly deposit the payment or proceeds into the Collection Account.  Until deposited, Borrower will hold all such payments and proceeds in trust for Lender without commingling with other funds or property. For purposes of calculating Availability, unless otherwise provided in any cash management or other agreement between Borrower and Lender, each payment will be applied to the Obligations as of the first Business Day following the Business Day of deposit to the Collection Account of immediately available funds or other receipt of immediately available funds by Lender, provided such payment is received in accordance with Lender’s usual and customary practices as in effect from time to time. Any payment received by Lender that is not a transfer of immediately available funds will be considered provisional until the item or items representing such payment have been finally paid under applicable law. Should any payment item not be honored when presented for payment, then Borrower will be deemed not to have made such payment, and that portion of Borrower’s outstanding Obligations corresponding to the amount of such dishonored payment item will be deemed to bear interest as if the dishonored payment item had never been received by Lender.  If Borrower is required to report its Borrowing Base on a weekly basis (or more frequently) in accordance with Schedule D hereto, then each reduction in outstanding Obligations resulting from the application of such payment to the outstanding Obligations will be accompanied by an equal reduction in the amount of outstanding Accounts included in the Borrowing Base, but if Borrower is required to report its Borrowing Base on a monthly basis in accordance with such Schedule D, then each reduction in outstanding Obligations resulting from the application of such payment to the outstanding Obligations will not be accompanied by an equal reduction in the amount of such outstanding Accounts.

(i)

Charges to Loan Account; Clearance Charge.  Lender will maintain an account on its books and records in the name of Borrower (the “Loan Account”) in which will be recorded all Advances made by Lender, all Letters of Credit issued and all other payment Obligations. Borrower authorizes Lender to collect all principal, interest and fees due under the Line of Credit facility by charging the Loan Account, or any other deposit account maintained by Borrower with Lender. Should there be insufficient funds in the Loan Account or any such other account to pay all such sums when due, the full amount of such deficiency will be immediately due and payable by Borrower. All cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds) (collectively, “Collections”) received by Lender will be applied as provided in Section 1.1(h). All monthly statements relating to the Loan Account or such account will be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless Borrower delivers written objection to Lender within 30 days after receipt by Borrower. Obligations paid with Collections will continue to accrue interest at the rate then applicable to Advances for one Business Day following the Business Day that such Collections were applied to the Obligations. This one Business Day clearance charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower (and will apply whether or not there are any outstanding Obligations). The parties acknowledge and agree that the economic benefit of these provisions will accrue exclusively to Lender.

(j)

Mandatory Payment of Advances.  If at any time the sum of the outstanding Advances and Letter of Credit Usage exceeds either the Maximum Revolver Amount, less Reserves in accordance with Section 1.1(a) above or the Borrowing Base calculated without regard to Letter of Credit Usage minus the Excess Availability Requirement (the “Overadvance Amount”), then Borrower shall immediately upon demand by Lender repay the Obligations in an aggregate amount equal to the Overadvance Amount.  If payment in full of outstanding Advances is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Borrowing Base, Borrower shall cash collateralize the Letter of Credit Usage in an amount sufficient to eliminate such Overadvance Amount.

SECTION 1.2.

RESERVED.

SECTION 1.3.

INTEREST/FEES.

(a)

Interest.  Except as provided in Section 1.3(b), the Daily Balance of Advances will bear interest at a variable per annum rate equal to Daily Three Month LIBOR plus 3.50%.

(b)

Default Rate.  Upon the occurrence and during the continuation of an Event of Default (a “Default Period”) and at any time following the Termination Date, at the sole discretion of Lender, the outstanding principal balance of Advances will bear interest on the Daily Balance of such Obligations at a per annum rate equal to 3.00% above the per annum rate otherwise applicable under Section 1.3(a) (such rate, the “Default Rate”)

Lender may assess the Default Rate commencing as of the date of the occurrence of an Event of Default or as of any date after the occurrence of an Event of Default regardless of the date of reporting or declaration of such Event of Default.

(c)

Payment of Interest.  Interest will be payable monthly in arrears on the first day of each month and on the Termination Date.

(d)

Payment of Fees.  Borrower will pay to Lender the fees set forth on Schedule A.

(e)

Computation of Interest and Fees.  Interest and fees will be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

SECTION 1.4.

ADDITIONAL COSTS.

(a)

Capital Requirements.  Borrower will pay Lender, on demand, for Lender's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by Lender, using any reasonable method. The costs include, without limitation, (i) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and (ii) any capital requirements relating to Lender's assets and commitments for credit. “Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

(b)

Illegality; Impractibility; Increased Costs.  In the event that (i) any change in market conditions or any Change in Law make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon Daily Three Month LIBOR or to continue to so fund or maintain, or to determine or charge interest rates based upon Daily Three Month LIBOR, (ii) Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Daily Three Month LIBOR, or (iii) Lender determines that the interest rate based on the Daily Three Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances at the interest rate based upon Daily Three Month LIBOR, Lender will give notice of such changed circumstances to Borrower and (a) interest on the principal amount of such extensions of credit will then accrue interest at a rate equal to the Prime Rate plus 2.50%, and (b) Borrower will not be entitled to elect Daily Three Month LIBOR until Lender determines that the conditions described in clauses (i) through (iii) no longer exist.

SECTION 1.5.

TERM AND TERMINATION.

(a)

Termination Date.  Lender’s obligations under this Agreement will continue for a term ending on the earliest of the following (the “Termination Date”): (i) October 25, 2018 (the “Maturity Date”), (ii) the date the Line of Credit has been terminated by Borrower or (iii) the date the Lender’s obligation to extend further credit under this Agreement terminates following an Event of Default. On the Termination Date, all obligations of Lender to provide Advances or other extensions of credit under this Agreement will automatically terminate and all of the Obligations (other than Obligations under any Hedge Agreement, which will be terminated pursuant to the applicable Hedge Agreement) will immediately become due and payable without notice or demand, and Borrower will immediately repay all of the Obligations in full (including providing cash collateral (on terms and conditions and pursuant to agreements required by Lender (the “L/C Collateral Conditions”)) to be held by Lender for the benefit of Lender in an amount equal to 105% of the then existing Letter of Credit Usage).  No termination of the obligations of Lender will relieve or discharge Borrower or any other Loan Party of its duties, obligations, or covenants under this Agreement or under any other Loan Document. The relevant Bank Product Provider and Lender may require cash collateralization of Obligations with respect to any then existing Bank Product in an amount acceptable to such Bank Product Provider and Lender.

(b)

Termination of Liens.  Provided that there are no suits, actions, proceedings or claims pending or threatened against any Person who Borrower has agreed to indemnify under this Agreement, Lender will, at Borrower’s expense, release or terminate any filings or other agreements that perfect the Lender’s Liens in the Collateral upon Lender’s receipt of each of the following, in form and content satisfactory to Lender: (i) cash payment in full of all Obligations (including termination of all Obligations under any Hedge Agreement, which will be terminated and paid pursuant to the applicable Hedge Agreement) and completed performance by Borrower with respect to its other obligations under this Agreement and the other Loan Documents (including providing cash collateral to be held by Lender for the benefit of Lender in an amount equal to 105% of the then existing Letter of Credit Usage and subject to satisfaction of the L/C Collateral Conditions), (ii) evidence that any obligation of Lender to make Advances to Borrower, issue Letters of Credit or provide any further extensions of credit to or for the benefit of Borrower has been terminated, (iii) a general release of all claims against Lender and its Affiliates by Borrower relating to the Line of Credit and Lender’s performance and obligations under the Loan Documents, and (iv) an agreement by Borrower, each Guarantor, and any new lender to Borrower to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may later be returned or otherwise not paid for any reason.

(c)

Termination by Borrower.  Borrower may terminate the Line of Credit at any time prior to the Maturity Date, if it (i) delivers a written notice to Lender of its intention at least 30 days prior to the proposed action, (ii) pays to Lender the applicable termination fees specified on Schedule A to this Agreement, and (iii) pays the Obligations in full and satisfies the L/C Collateral Conditions (to the extent of any outstanding Letters of Credit).  Any such termination will be irrevocable.

SECTION 1.6.

SECURITY AGREEMENT.  To secure the Obligations, the Loan Parties and Lender are entering into one or more Security Agreements, pursuant to which each Loan Party is granting Lender, for the benefit of Lender and Lender’s Affiliates, a security interest in the Collateral (as amended from time to time, collectively, the “Security Agreement”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Lender, which representations and warranties will survive the execution of this Agreement and will continue in full force and effect until the full and final payment, and satisfaction and discharge of all Obligations:

SECTION 2.1.

LEGAL STATUS.  Each Loan Party is duly organized, validly existing and in good standing under the laws of the State of its organization and is qualified or licensed to do business and is in good standing in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to cause a Material Adverse Change. Each Loan Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law

SECTION 2.2.

AUTHORIZATION AND VALIDITY.  The Loan Documents have been duly authorized and constitute legal, valid and binding agreements and obligations of Loan Party or Loan Parties party thereto, enforceable in accordance with their respective terms. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of such Loan Party’s organizational documents or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which such Loan Party or its assets may be bound.

SECTION 2.3.

LITIGATION.  There are no pending, or to the best of any Loan Party’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which involve more than $100,000 or which could reasonably be expected to cause a Material Adverse Change, other than those disclosed by Borrower to Lender prior to the date of this Agreement in a writing referencing this Section 2.3.

SECTION 2.4.

FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE.  The annual financial statements of Borrower and its consolidated Subsidiaries, dated for Borrower’s most recent fiscal year ended, and all interim financial statements delivered to Lender since such date and prior to the date of this Agreement (a) are complete and correct and present fairly the financial condition of Borrower and its Subsidiaries on a consolidated basis, (b) disclose all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no Material Adverse Change.

SECTION 2.5.

TAXES.  Each Loan Party has timely filed all tax returns and reports required to be filed by it, and paid when due all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Loan Parties and their assets, income, businesses and franchises that are due and payable.  No Loan Party knows of any unpaid tax or assessment or proposed tax or assessment against any Loan Party except (i) as set forth on Schedule B and (ii) taxes owing for current or future periods that are not yet due and payable.

SECTION 2.6.

ERISA.  Each Loan Party is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); no Loan Party has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to any Loan Party (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Loan Party; each Loan Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.7.

OTHER OBLIGATIONS.  No Loan Party is in default in any material respect on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.8.

ENVIRONMENTAL MATTERS.  Except as has been disclosed by Borrower to Lender prior to the date of this Agreement in a writing referencing this Section 2.8, (i) the Loan Parties are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect any Loan Party’s operations and/or properties, (ii) none of the operations of any Loan Party is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment, and (iii) no Loan Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.9.

COMPLIANCE WITH LAWS, ETC.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. No Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Loan Party has complied in all material respects with the Federal Fair Labor Standards Act. No Loan Party has violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change or subject the Loan Parties to costs or liability in excess of $100,000.

SECTION 2.10.

MATERIAL CONTRACTS.  Set forth on Schedule B is a detailed description of the Material Contracts of the Loan Parties as of the Closing Date. Except for matters which could not reasonably be expected to result in a Material Adverse Change, each Material Contract (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or Loan Parties and, to each Loan Party’s knowledge after due inquiry, each other Person that is a party in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default in any material respect due to the action or inaction of any Loan Party.

 SECTION 2.11.

INFORMATION CERTIFICATE.  All of the information, disclosures, representations, and warranties contained in the Information Certificate are true, complete, correct and accurate as of the Closing Date.

SECTION 2.12.

NO EVENT OF DEFAULT.  No Default or Event of Default has occurred and is continuing under this Agreement.

SECTION 2.13

NO OTHER LIENS.   No Loan Party has mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender and except for Permitted Liens.

ARTICLE III

CONDITIONS

SECTION 3.1.

CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Lender to make the initial Advance or other initial extension of credit under this Agreement is subject to the fulfillment to Lender's satisfaction of each of the following conditions: (i) all Loan Documents and all other documents relating to this Agreement will have been executed and delivered, and Lender will have received copies of each Loan Party’s organizational documents, satisfactory authorizing resolutions and recent good standing certificates for Borrower, (ii) Lender will have confirmed to its satisfaction that there has been no Material Adverse Change since the date of the last financial statements provided to Lender, (iii) Uniform Commercial Code and other searches and all Uniform Commercial Code and other filings deemed necessary by Lender will have been completed and will have confirmed Lender’s first-priority Liens in the Collateral and the results thereof will be otherwise satisfactory to Lender, (iv) all insurance policies and other documents, agreements and actions required by this Agreement and the other Loan Documents will have been completed and will be in place, (v) no event which would constitute a Default or an Event of Default will have occurred, (vi) Lender will have received all required Collateral Access Agreements, (vii) Lender shall have received all financial information of the Loan Parties required by this Agreement, including, without limitation, all financial projections, (viii) Lender will have completed its business, legal, and Collateral due diligence, including (a) a Collateral examination and review of the Loan Parties’ books and records and verification of the Loan Parties’ representations and warranties to Lender, the results of which must be satisfactory to Lender, and (b) an inspection of each of the locations where the Inventory of each Loan Party is located, the results of which must be satisfactory to Lender, (ix) Borrower will have Excess Availability of at least $3,800,000 after giving effect to (A) the initial Advance and other initial extensions of credit under this Agreement, (B) the payment of all fees and Lender Expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents, and (C) the payment of any dividends that were declared prior to the Closing Date but not yet paid, or that are proposed to be paid and are permitted under Section 5.6 hereof; (x) Lender will have obtained final credit approval, (xi) Borrower will have received all licenses, approvals and certifications required by any governmental authority necessary in connection with the execution of this Agreement and the Loan Documents and the completion of the transactions contemplated by this Agreement, and (xii) all other conditions required by Lender shall have been fulfilled to Lender’s satisfaction and all other deliverables required by Lender shall have been delivered to Lender’s satisfaction, including without limitation the following:

(a)

a Guaranty Agreement executed by Stanley 2.0 on Lender’s standard form;

(b)

establishment of Wells Fargo collection accounts;

(c)

satisfactory intercreditor agreement with any secured party or material debt holder on terms and conditions satisfactory to Lender, which shall contain, among other things, standstill provisions acceptable to Lender;

(d)

Lender shall have been provided with evidence satisfactory to it that Lender has been named lender’s loss payee on the Loan Parties’ insurance policies;

(e)

at closing and at all time thereafter, the Collateral and Availability position shall be materially consistent with the applicable projections submitted to Lender, given a degree of variance satisfactory to Lender;

(f)

all Account Debtor remittances shall be directed to the Lockbox or the Collection Account;

(g)

Lender shall have received a licensor waiver, in form and substance satisfactory to Lender, from Time Inc. Lifestyle Group for the Coastal Living brand, or Lender shall otherwise be satisfied that Borrower has used its best efforts to obtain such licensor waiver; and

(h)

Lender shall have received and be satisfied with all documentation and other information determined by it to be required under applicable “know your customer”, anti-terrorism and anti-money laundering rules and regulations, including, without limitation, the Bank Secrecy Act, the Patriot Act and OFAC.

SECTION 3.2.

CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Lender to make any Advance or any other extension of credit requested by Borrower at any time will be subject to the fulfillment to Lender's satisfaction of each of the following conditions:

(a)

The representations and warranties of Borrower contained in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Advance or such extension of credit as though made on and as of such date; and

 (b)

No Default or Event of Default shall have occurred and be continuing on the date of such Advance or such extension of credit, nor shall either result from the making of such Advance or extension of credit.

Any request for an Advance or for any other extension of credit will be deemed to be a representation by Borrower that the statements set forth in this Section 3.2 are correct as of the time of such request and if such request is for an Advance, sufficient Availability exists for such Advance to be made.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Lender remains committed to make any Advance or extend any other credit to Borrower or any Obligations remain outstanding, Borrower will, and will cause each of the other Loan Parties to:

SECTION 4.1.

FINANCIAL STATEMENTS.  Provide to Lender the financial information set forth on Schedule C, in form and detail satisfactory to Lender, within the time periods set forth in Schedule C.

SECTION 4.2.

COLLATERAL REPORTING.  Provide to Lender all of the information set forth on Schedule D, in form and detail satisfactory to Lender, within the time periods set forth in Schedule D, and delivered electronically if Borrower has implemented electronic reporting.

SECTION 4.3.

FINANCIAL COVENANTS.  Comply with each of the following financial covenants:

                (a)

FIXED CHARGE COVERAGE RATIO.  Borrower will maintain a Fixed Charge Coverage Ratio, determined on a consolidated basis for the Borrower and its Subsidiaries and measured annually on a trailing twelve month basis at the end of each fiscal year of Borrower, beginning with the year ending ended December 31, 2017 of not less than 1.10 to 1.0.

                (b)

MINIMUM EXCESS AVAILABILITY.  Borrower will maintain Excess Availability in an amount equal to or greater than the Excess Availability Requirement at all times during the term of this Agreement.

SECTION 4.4.

ACCOUNTING RECORDS; INSPECTIONS.  Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP.  Borrower will permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the Collateral and the other assets and properties of the Loan Parties and to do inspections, exams and appraisals of the Collateral and any other assets of the Loan Parties. Borrower will also permit Lender, and cause its Subsidiaries to permit Lender, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise, and, at the request of Lender, Borrower will, and will cause its Subsidiaries to, send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors.

SECTION 4.5.

COMPLIANCE.  Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of the Loan Parties’ business; and comply with the provisions of all documents under which any Loan Party is organized and/or which govern any Loan Party's continued existence, and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to any Loan Party and/or its business, the failure to maintain or comply with which could reasonably be expected to cause a Material Adverse Change.

SECTION 4.6.

MAINTENANCE OF PROPERTIES.  Keep all properties useful or necessary to the Loan Parties’ business in good repair and condition in all material respects, and from time to time make necessary repairs, renewals and replacements so that such properties will be fully and efficiently preserved and maintained.

SECTION 4.7.

TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all material indebtedness, obligations, assessments and taxes, both real and personal.   For purposes of the forgoing, material taxes shall include, without limitation, all federal and state income taxes, all state and local property taxes and assessments, and all employment taxes.

SECTION 4.8.

NOTICE TO LENDER.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of any Loan Party, and if any Loan Party is an individual, any change in the name set forth on such Loan Party’s drivers license or other special identification card issued by any state; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change; (e) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any loss through liability or property damage, or through fire, theft or any other cause affecting any Loan Party's property in excess of an aggregate of $100,000; (f) any litigation pending or threatened against any Loan Party which could reasonably be expected to cause a Material Adverse Change or which involves more than $100,000; (g) (i) any dispute or claims by any customers of the Loan Parties exceeding $50,000 individually or $200,000 in the aggregate during any fiscal year or (ii) any Inventory returned to or recovered by any Loan Party outside of the ordinary course of business with a fair market value exceed $50,000 individually or in the aggregate; (h) any default or termination of any Material Contract.

SECTION 4.9.

INSURANCE.  Maintain insurance customary for the business in which the Loan Parties are engaged and maintain all risk property insurance coverage covering the full replacement cost of the Collateral, together with general liability insurance, in each case, in form, substance, amounts, under agreements and with insurers acceptable to Lender. The insurance policies must be issued by an insurance company acceptable to Lender and contain a lender loss payable endorsement acceptable to Lender naming Lender as first and sole lender loss payee with regard to property coverage and as additional insured with regard to liability coverage.

SECTION 4.10.

DEPOSITORY RELATIONSHIP.  Maintain all of its collection accounts with Lender. Within five (5) Business Days after the Closing Date, Borrower will provide written instructions to all of its Debtors instructing them to make payments on all Accounts to a lockbox or collection account maintained with Lender (a “Controlled Account”) and subject to a deposit account control agreement (a “Control Agreement”), and thereafter Borrower will ensure that Borrower and all Account Debtors will deposit all collections of Accounts and all other items of payment directly to such Controlled Account.

SECTION 4.11.

MATERIAL CONTRACTS.  Deliver to Lender a copy of each Material Contract and amendment to Material Contract entered into since the delivery of the previous Compliance Certificate, and at the request of Lender, a “no-offset” letter acceptable to Lender from each customer of a Loan Party which is a party to any Material Contract that relates to any Accounts.  Borrower shall, and shall cause its Subsidiaries to, maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any obligations under any Material Contract.

SECTION 4.12.

COOPERATION.  Take such actions and execute and deliver to Lender such instruments and documents as Lender will request (including obtaining agreements from third parties as Lender deems necessary) to create, maintain, preserve and protect Lender’s first-priority security interest in the Collateral and Lender’s rights in the Collateral and to carry out the intent of this Agreement and the other Loan Documents. Without limiting the foregoing, if at any time during the term of this Agreement the Value of Inventory that is subject to that certain Agreement, dated September 19, 2016, among Stanley Furniture Company, Inc., Meyer Lansky II, and Meyer Lansky II, LLC (the “Lansky Agreement”) and owned by Borrower equals or exceeds $250,000, then Borrower shall use commercial best efforts to obtain licensor consent, in form and substance reasonably acceptable to Lender from Meyer Lansky II and Meyer Lansky II, LLC.

SECTION 4.13

POST CLOSING COVENANTS.

(a)

By not later than November 9, 2016, the Loan Parties shall have entered into a Control Agreement with Lender for all of the Collection Accounts.

(b)

By not later than November 25, 2016, the Loan Parties shall have provided Lender with a Collateral Access Agreement, in form and substance reasonably satisfactory to Lender, for the Borrower’s principal place of business located at 200 North Hamilton Street, Suite 200, High Point, North Carolina 27260.

ARTICLE V

NEGATIVE COVENANTS

Borrower covenants that so long as Lender remains committed to make any Advance or extend any other credit to Borrower, or any Obligations remain outstanding, Borrower will not, and will not cause or permit any other Loan Party to:

SECTION 5.1.

USE OF FUNDS.  Use any of the proceeds of any Advance or any other credit extended under this Agreement for purposes other than (i) to pay Lender Expenses incurred in connection with this Agreement and the other Loan Documents, and (ii) thereafter, consistent with the terms of this Agreement, for working capital and other business purposes of the Loan Parties. The Borrower will not use the proceeds of any extension of credit hereunder (x) to pay any dividends or other distributions to its shareholders, or (y) to purchase or carry margin stock or for any other purpose that violates the terms of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

SECTION 5.2.

OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any Indebtedness of any Loan Party, except (a) the Obligations and (b) Permitted Indebtedness.  “Indebtedness” means the following, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several: (i) all obligations for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase or similar financing arrangement or for the deferred purchase price of property or services); (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations; (v) all obligations or liabilities of others secured by a Lien on any asset of any Loan Party, whether or not such obligation or liability is assumed; (vi) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); (vii) all guaranties of the obligations of another Person; and (viii) all obligations owing under Hedge Agreements (which amounts will be calculated based on the amount that would be payable by the Loan Parties if the Hedge Agreement were terminated on the date of determination). “Permitted Indebtedness” means (a) Indebtedness of the Loan Parties described on Schedule B; (b) purchase money indebtedness incurred in connection with the financing of the purchase by a Loan Party of fixed assets (including capitalized leases) in an aggregate amount outstanding at any time not to exceed $250,000; (c) Indebtedness owing to another Loan Party, so long as such Indebtedness is subordinated to the Obligations on terms and conditions acceptable to the Lender in its sole discretion; (d) reimbursement obligations owing to the Lender in respect of letters of credit issued by the Lender for the account of Borrower; and (e) other unsecured Indebtedness in an aggregate amount not to exceed $100,000 at any time outstanding, so long as Borrower provides prior written notice to Lender before incurring any such indebtedness.

SECTION 5.3.

MERGER, CONSOLIDATION, TRANSFER OF ASSETS, TRANSACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS.  Cause, permit, participate in or suffer to occur, any of the following: (a) merge with or consolidate with any other Person; (b) make any substantial change in the nature of any Loan Party's business as conducted as of the Closing Date; (c) make any material change in the existing executive management personnel of any Loan Party, unless (i) Borrower provides prompt written notice to Lender of any person ceasing to be a member of such Loan Party’s executive management, and (ii) such person is replaced by another person within sixty (60) days following his or her ceasing to be a member of such Loan Party’s executive management by another person who both passes any background checks required by Lender and is otherwise consented to by Lender, such consent not to be unreasonably withheld; (d) liquidate or dissolve any Loan Party’s business; (e) become a member or partner in a joint venture, partnership or limited liability company; (f) acquire all or substantially all of the assets of any other Person (or any division, business unit or line of business of any other entity), or acquire any assets outside the ordinary course of any Loan Party’s business; (g) sell, lease, transfer or otherwise dispose of any of any Loan Party's assets, except for (x) the sale of Inventory in the ordinary course of its business, (y) for the sale, lease, transfer or other disposition of assets to another Loan Party, and (z) the sale, transfer or disposition of assets that have become worn out, obsolete or are no longer useful in the Borrower’s business, so long as, in the case of any transfer of assets having a value in excess of $50,000, Borrower provides Lender with prior written notice of any such disposition under this clause (z); (h) create or acquire any Subsidiary; (i) enter into any other transaction outside the ordinary course of business (including any sale and leaseback transaction); or (j) liquidate, wind up, or dissolve itself or suspend or cease operation of a substantial portion of its business.

SECTION 5.4.

GUARANTIES.  Guarantee or become liable in any way as surety, endorser, accommodation endorser or otherwise for any liabilities or obligations of any other Person, except that a Loan Party may guaranty any Permitted Indebtedness of any other Loan Party.

SECTION 5.5.

LOANS, ADVANCES, INVESTMENTS.  Make any investment in any Person, whether in the form of loans, advances, guarantees, capital contributions, or other investment (except (a) those presently existing and disclosed on Schedule B, (b) investments in Loan Parties, and (c) additional other investments in amounts not to exceed an aggregate of $100,000 in any fiscal year, so long as not otherwise restricted or prohibited under any other Section of this Agreement) or acquisition of Stock or Indebtedness of any Person.

SECTION 5.6.

DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution (either in cash or any other property in respect of any Stock in any Loan Party) or redeem, retire, repurchase or otherwise acquire any Stock of Borrower; provided, that so long as it is permitted by law, and so long as no Default or Event of Default has occurred and is continuing or would result from such payment, (i) the Borrower may pay a dividend to its shareholders not to exceed $0.25 per share, so long as (x) such dividend is declared within ninety (90) days after the Closing Date and paid within one hundred twenty (120) days after the Closing Date, and (y) the Borrower pays such dividend with funds other than proceeds of any extension of credit hereunder, and (ii) any Subsidiary of the Borrower may declare and pay dividends and other distributions to a Loan Party.

SECTION 5.7.

LIENS.  Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of Borrower's assets now owned or subsequently acquired, except (a) Liens in favor of Lender and (b) Permitted Liens. “Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or its income, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the above, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction. “Permitted Lien” means (a) Liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent; (b) Liens set forth on Schedule B; (c) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (d) and (d) purchase-money Liens or the interests of lessors under capital leases to the extent that such Liens or interests secure Permitted Indebtedness consisting of purchase-money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the cash proceeds, and (ii) such Lien only secures the purchase-money Indebtedness that was incurred to acquire the asset purchased or acquired.

SECTION 5.8.

AGREEMENTS NOT TO ENCUMBER.  Agree with any Person other than Lender not to grant or allow to exist a Lien upon any of its property, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of any Loan Party’s property, other than Permitted Liens.

SECTION 5.9.

AFFILIATE TRANSACTIONS.  Directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of a Loan Party’s business, and are on fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) so long as it has been approved by  Borrower’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of a Loan Party in the ordinary course of business and consistent with industry practice.

SECTION 5.10.

ORGANIZATIONAL CHANGES.  Change its name, chief executive office, principal residence, organizational documents, organizational identification number, state of organization, organizational identity or “location” as defined in Section 9-307 of the Code, without giving Lender thirty (30) days’ prior written notice.

SECTION 5.11.

CHANGE OF ACCOUNTING METHOD.  Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.

EVENTS OF DEFAULT.  The occurrence of any of the following will constitute an "Event of Default" under this Agreement:

(a)

Any Loan Party fails to pay when due any Obligation.

(b)

Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made or deemed made by any Loan Party under this Agreement or any other Loan Document proves to be incorrect, false or misleading in any material respect when furnished or made (or deemed made).

(c)

(x) Any default by Borrower under Section 4.1 of this Agreement that continues for a period of five (5) days following the occurrence thereof, or (y) any default by any Loan Party in the performance of or compliance with any obligation, covenant, agreement or other provision contained in this Agreement or in any other Loan Document (other than those specifically described elsewhere in this Section 6.1), or any default by any Loan Party of other obligation to Lender under any agreement, document or instrument other than a Loan Document.

(d)

Any default by a Loan Party in the payment or performance of any obligation under, or any defined event of default occurs, under the terms of any Material Contract, and in either such case, such default is not cured after the lapse of any applicable cure period provided therein.

(e)

Borrower or any Guarantor becomes insolvent, or becomes the subject of an Insolvency Proceeding.

(f)

Any judgment, order or award for the payment of money in an amount in excess of $100,000 in any one case or in excess of $250,000 in the aggregate is entered or filed against Borrower or any Guarantor, or with respect to any of their respective assets.

(g)

There exists or occurs any of the following (each, a “Material Adverse Change”): (i) any event or condition that Lender in good faith believes impairs, or is likely to impair, the prospect of payment or performance by Borrower of any of the Obligations, or any Guarantor of its obligations, or (ii) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower or any Guarantor, or (iii) a material impairment of the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents or of Lender’s ability to enforce the Obligations or realize upon any of the Collateral, (iv) a material impairment of the enforceability or priority of Lender’s Liens with respect to any of the Collateral, or (v) any claim against Borrower or any Guarantor or threat of litigation which if determined adversely to Borrower or any Guarantor, would result in the occurrence of any of the above events.

(h)

(i) The dissolution or liquidation of Borrower or any Guarantor if a corporation, limited liability company, partnership, joint venture or other type of entity; or (ii) the death or incapacity of any Guarantor if an individual; or (iii) Borrower or any Guarantor, or any of its directors, stockholders or members, takes action seeking to affect the dissolution or liquidation of Borrower or any Guarantor; or (iv) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total voting power of the then outstanding voting stock of Borrower (provided that no Event of Default shall arise under this subclause 6.1(h)(iv) if (x) Borrower provides written notice to Lender within two (2) Business Days after the earlier of it becoming aware of any such “person” or “group” becoming “beneficial owner” of more than 25% of the total voting power of the then outstanding voting stock of Borrower or an SEC filing is made with respect to such acquisition, and (y) within ten days following such written notice, such “person” or “group” passes any necessary background checks required by Lender and Lender consents to such acquisition in writing, such consent to be determined based upon Lender’s sole discretion); or (v) Borrower fails to own and control, directly or indirectly, all of the Stock of Stanley 2.0.

(i)

Borrower makes any payment on any Indebtedness which is subject to a subordination agreement in favor of Lender, in violation of such subordination agreement.

(j)

Any government authority takes action that Lender believes materially adversely affects the Borrower's or any Guarantor’s financial condition or ability to repay any of the Obligations; any indictment or conviction for a felony offense under state or federal law of Borrower, any Guarantor or an officer or director of Borrower or any Guarantor, or of a beneficial owner, directly or indirectly, of more than 25% of the total voting power of the then outstanding voting stock of Borrower; or Borrower or any Guarantor appoints an officer, director or accepts a stockholder who has been convicted of any such felony offense.

(k)

Lender fails to have a first-priority security interest in the Collateral, subject to no other Liens except Permitted Liens.

(l)

Any Guarantor repudiates or revokes or purports to repudiate or revoke any obligation under its Guaranty or under any other Loan Document to which it is a party.

SECTION 6.2.

REMEDIES.  Upon the occurrence and during the continuation of an Event of Default, Lender may (in each case under clause (a) or (b) by written notice to Borrower; provided that no such notice shall be required with respect to an Event of Default with respect to Borrower under Section 6.1(e)): (a) declare the Obligations (other than Obligations under any Hedge Agreement, which may be accelerated pursuant to the terms of the applicable Hedge Agreement) immediately due and payable, at which time such Obligations shall be immediately due and payable and Borrower shall be obligated to immediately repay all of such Obligations in full, without presentment, demand, protest, notice of dishonor, or other notice of any kind or other requirement of any kind, all of which are hereby expressly waived by Borrower; (b) declare the obligations, if any, of Lender to make further Advances or other extensions of credit under this Agreement and any of the Loan Documents terminated, at which time such obligations will immediately cease and terminate; (c) by written notice to Borrower, require Borrower to cash collateralize the Letter of Credit Usage in an amount equal to 110% of such Letter of Credit Usage; and (d) exercise any or all rights, powers and remedies available under the Security Agreement and each of the other Loan Documents, or accorded by law or equity. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence and during the continuation of an Event of Default, and the same are cumulative and not exclusive, and will be in addition to any other rights, powers or remedies provided by law or equity.  Upon the occurrence of any Default or Event of Default described in Section 6.1(e) with respect to Borrower, any obligation of Lender to make Advances or provide any further extensions of credit hereunder shall automatically terminate and the Obligations (other than Obligations under any Hedge Agreement, which may be accelerated pursuant to the terms of the applicable Hedge Agreement) shall automatically and immediately become due and payable.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.

CERTAIN DEFINITIONS.  The following terms will have the following meanings:

“Account”  has the meaning set forth in Section 1.1(a).

“Account Debtor” has the meaning set forth in Section 1.1(a).

“Advances” has the meaning set forth in Section 1.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 5.9; (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partners shall be deemed an Affiliate of such Person.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 1.1(a) after giving effect to all then outstanding Obligations.

“Bank Product Provider” means Lender or any of its Affiliates that provide Bank Products to Borrower.

“Bank Products” means any one or more of the following financial products or accommodations extended to Borrower by a Bank Product Provider: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) cash management and related services (including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer and other cash management arrangements), or (g) transactions under any Hedge Agreement.

“Bankruptcy Code” means Title 11 of the United States Code as in effect from time to time.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” has the meaning set forth in Section 1.1(a).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close under to the rules and regulations of the Federal Reserve System.

“Capital Expenditures” means, with respect to Borrower for any period, the aggregate of all expenditures by Borrower during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Change in Law” has the meaning set forth in Section 1.4(a).

“Closing Date” has the meaning set forth in the preamble to this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time. To the extent that defined terms set forth in this Agreement have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code will control.

“Collateral” means all real and personal property in which Lender has been granted a security interest or Lien pursuant to the Security Agreement or any other Loan Document, together with any products and proceeds of the foregoing, including, without limitation, the “Collateral” as defined in the Security Agreement.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the books, Accounts or Inventory of any Loan Party in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, consignee or other Person and in form and substance satisfactory to Lender.

“Collection Account” has the meaning set forth in Section 1.1(h).

“Collections” has the meaning set forth in Section 1.1(i).

“Compliance Certificate” means a certificate in the form of Schedule E delivered by the chief financial officer of Borrower to Lender.

“Control Agreement” has the meaning set forth in Section 4.10.

“Controlled Account” has the meaning set forth in Section 4.10.

“Controlled Account Bank” has the meaning set forth in Section 4.10.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Daily Three Month LIBOR” means, for any day, the greater of (i) the rate per annum for United States dollar deposits determined by Lender for the purpose of calculating the effective interest rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its sole discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market, and (ii) a rate per annum equal to 0.00%.  When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate will become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.

“Default” means an event, condition or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Period” has the meaning set forth in Section 1.3(b).

“Default Rate” has the meaning set forth in Section 1.3(b).

“Dilution” has the meaning set forth in Section 1.1(a).

“Eligible Accounts” has the meaning set forth in Section 1.1(b).

“Eligible Inventory” has the meaning set forth in Section 1.1(c).

“EBITDA” means, with respect to any fiscal period, the net income (or loss), of Borrower, minus extraordinary gains, interest income, non-operating income and income tax benefits and decreases in any change in LIFO reserves, plus non-cash extraordinary losses, interest expense, income taxes, depreciation and amortization and increases in any change in LIFO reserves for such period, in each case, determined in accordance with GAAP.

“ERISA” has the meaning set forth in Section 2.6.

“Event of Default” has the meaning set forth in Section 6.1.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables and other obligations of Borrower aged in excess of 60 days beyond their terms as of the end of the immediately preceding month, and all book overdrafts and fees of Borrower, in each case as determined by Lender in its sole discretion.

“Excess Availability Requirement” means $2,000,000.

“Fixed Charge Coverage Ratio” means, with respect to a Borrower for any period, the ratio of (i) EBITDA for such period, minus (a) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, and (b) cash taxes paid during such period, to the extent greater than zero, to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrower determined in accordance with GAAP, the sum, without duplication, of (a) cash interest expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash interest expense), (b) principal payments paid in cash in respect of Indebtedness paid during such period, including cash payments with respect to capital leases, but excluding principal payments made with respect to the Line of Credit, and (d) all distributions specifically permitted under this Agreement paid in cash during such period.

“GAAP” has the meaning set forth in Section 2.4.

“Guarantor” means Stanley 2.0 and each other Person that has guaranteed all or any part of the Obligations, and “Guarantor” means any one of them].

“Guaranty” means the Guaranty in favor of Lender executed and delivered by the Guarantor.

“Hedge Agreement” means any “swap agreement” as that term is defined in Section 101(53B)(A) of the United States Bankruptcy Code.

“Indebtedness” has the meaning set forth in Section 5.2.

“Information Certificate” means the Certification of Officers, completed and executed by Anita Wimmer, Vice President of Finance for the Borrower, and delivered to Lender prior to the Closing Date.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interim Treasury Period” has the meaning set forth in Section 4.10.

“Inventory” has the meaning set forth in Section 1.1(a).

“L/C Collateral Conditions” has the meaning set forth in Section 1.5(a).

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” has the meaning set forth in Section 7.4.

“Letter of Credit” has the meaning set forth in Section 1.1(d).

“Letter of Credit Usage” has the meaning set forth in Section 1.1(d).

“Lien” has the meaning set forth in Section 5.7.

“Line of Credit” has the meaning set forth in Section 1.1(a).

“Loan Account” has the meaning set forth in Section 1.1(i).

“Loan Documents” means this Agreement, the Security Agreement, the Guaranty, and each contract, instrument, agreement and other document required by this Agreement or at any time entered into or delivered to Lender in connection with this Agreement and the Line of Credit, specifically excluding Hedge Agreements.

“Loan Parties” means the Borrower and the Guarantors, and “Loan Party” means any one of the Borrower and the Guarantors.

“Lockbox” has the meaning set forth in Section 1.1(h).

“Material Adverse Change” has the meaning set forth in Section 6.1(g).

“Material Contract” means each contract or agreement to which Borrower is a party involving aggregate consideration payable to or by Borrower of $100,000 or more (other than purchase orders in the ordinary course of the business of Borrower), and all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning set forth in Section 1.5(a).

“Maximum Revolver Amount” has the meaning set forth in Section 1.1(a).

“Net Liquidation Percentage” has the meaning set forth in Section 1.1(a).

“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender or by means of any extension of credit by Lender other than by means of an Advance under the Line of Credit.

“Obligations” means (a) all loans (including the Advances), debts, principal, interest (including any interest that accrues after the beginning of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrower under or evidenced by this Agreement or any of the other Loan Documents, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all obligations indebtedness, liabilities, reimbursement obligations, fees, or expenses owing by Borrower to a Bank Product Provider with respect to any Bank Product provided in connection with this Agreement, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due,  incurred in the past or now existing or hereafter arising, however arising. Any reference in this Agreement or in the Loan Documents to the Obligations will include all or any portion of the Obligations and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Overadvance Amount” has the meaning set forth in Section 1.1(j).

“Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Permitted Indebtedness” has the meaning set forth in Section 5.2.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Lien” has the meaning set forth in Section 5.7.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and their political subdivisions.

“Plan” has the meaning set forth in Section 2.6.

“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate.  Each change in the rate of interest will become effective on the date each Prime Rate change is announced by Lender.

“Reserves” has the meaning set forth in Section 1.1(a)

“Security Agreement” has the meaning set forth in Section 1.6.

“Stanley 2.0” means Stanley Furniture Company 2.0, LLC, a Virginia limited liability company.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other equity security.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company or other entity.

“Taxes” has the meaning set forth in Section 7.5.

“Termination Date” has the meaning set forth in Section 1.5(a).

“Value” has the meaning set forth in Section 1.1(a).

SECTION 7.2.

NO WAIVER.  No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents will affect or operate as a waiver of such right, power or remedy; nor will any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default (including any Default or Event of Default) under any of the Loan Documents must be in writing and will be effective only to the extent set forth in such writing.

SECTION 7.3.

NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the  address of such party set forth below each party’s name on the signature page of this Agreement or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand will be deemed given or made as follows: (a) if sent by hand delivery or overnight courier, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; (c) if sent by telecopy, upon receipt; and (d) if sent by electronic mail, upon sender’s receipt of an acknowledgment from the intended recipient (such as by “return receipt requested” function, as available, return email or other written acknowledgment).

SECTION 7.4.

COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower will pay to Lender immediately upon demand the full amount of the following (collectively, “Lender Expenses”): all payments, advances, charges, costs and expenses, including without limitation reasonable attorneys' fees, appraisal fees, consultant fees, audit fees, and exam fees expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, perfection of Lender’s Liens in the Collateral, Lender’s continued administration of this Agreement and the other Loan Documents, and the preparation of any amendments, waivers or other agreements, instruments or documents relating to this Agreement or the other Loan Documents, or in connection with any “workout” or restructuring, (b) the enforcement of Lender's rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to Borrower or any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the above incurred in connection with any Insolvency Proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other Person) relating to Borrower or any other Person and (d) any of the Collateral and other examinations, appraisals, evaluations, audits and inspections, provided that Borrower shall only be obligated to reimburse Lender for inventory appraisals conducted following the occurrence of an Event of Default.  Borrower’s obligations set forth in this Section 7.4 will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

SECTION 7.5.

TAXES.  All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any jurisdiction or by any political subdivision or taxing authority and all related interest, penalties or similar liabilities (collectively, “Taxes”) and in the event any deduction or withholding of such Taxes is required, Borrower agrees to pay the full amount of such Taxes.

SECTION 7.6.

GENERAL.  This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that Borrower may not assign or transfer any of its interests, rights or obligations under this Agreement without Lender's prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under this Agreement and the other Loan Documents. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter of this Agreement. This Agreement may be amended or modified only in writing signed by each party to this Agreement. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person will be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents. If any provision of this Agreement or any other Loan Document will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement or the other Loan Documents. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all of which when taken together will constitute one and the same Agreement. If more than one, the liability of each Borrower under this Agreement will be joint and several. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement and any party’s failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement

SECTION 7.7.

INDEMNITY.  Borrower indemnifies Lender and its Affiliates, Subsidiaries, directors, officers, employees, representatives, agents, and attorneys, and holds them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, this Agreement, any of the Loan Documents, or the Collateral or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower, the Obligations or the Collateral; provided that this indemnity will not extend to damages that a court of competent jurisdiction finally determines in a non-appealable judgment to have been caused by the indemnitee’s own gross negligence or willful misconduct.  Regardless of any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

SECTION 7.8.

GOVERNING LAW.  The validity of this Agreement and the other Loan Documents (unless otherwise expressly provided in such Loan Document) and the construction, interpretation, and enforcement of this Agreement and the other Loan Documents, and the rights of the parties, as well as all claims, controversies or disputes arising under or related to this Agreement and the other Loan Documents will be determined under, governed by and construed in accordance with the laws of the State of New York without regard conflicts of laws principles.

SECTION 7.9.

CONSEQUENTIAL DAMAGES.  No claim may be made by Borrower against Lender, or any Affiliate, Subsidiary, director, officer, employee, representative, agent, attorney or attorney-in-fact of any of them for any special, indirect, consequential, or punitive damages in respect of any claim for breach of contract or other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document or any related act, omission, or event, and Borrower waives, releases, and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 7.10.

SAVINGS CLAUSE.  If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.

SECTION 7.11.

RIGHT OF SETOFF; DEPOSIT ACCOUNTS.  Upon and after the occurrence of an Event of Default, (a) Borrower authorizes Lender, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Lender will have declared any extension of credit under this Agreement to be due and payable in accordance with the terms of this Agreement, to set off against, and to appropriate and apply to the payment of, the Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Lender to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such the Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect.  Borrower grants to Lender a security interest in all deposits and accounts maintained with Lender to secure the payment of all Obligations.

SECTION 7.12.

CONFIDENTIALITY.  Lender agrees that material, non-public information regarding Borrower, its operations, assets, and existing and contemplated business plans will be treated by Lender in a confidential manner, and will not be disclosed by Lender to Persons who are not parties to this Agreement, except (i) to Lender’s Affiliates, attorneys, representatives, agents and other advisors and to officers, directors and employees of Lender, (ii) as required by law or by any court, governmental or regulatory authority, (iii) as agreed by Borrower, (iv) if such information becomes generally available to the public, (v) in connection with any litigation or adversary proceeding involving claims related to this Agreement, (vi) the assignment, participation or pledge of Lender’s interest in this Agreement, (vii) to equity owners of Borrower, and (viii) in connection with the exercise by Lender of any right or remedy under this Agreement, any other Loan Document or at law. Lender may use the name, logos, and other insignia of the Borrower and the maximum amount of the credit facilities provided under this Agreement in any “tombstone” or comparable advertising, on its website or in other marketing materials of Lender.

SECTION 7.13.

PATRIOT ACT NOTICE.  Lender notifies Borrower, on behalf of Borrower and Guarantor, that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes the name and address of Borrower and Guarantor and other information that will allow Lender to identify Borrower and Guarantor in accordance with the Patriot Act.  In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrower and Guarantor, and (b) OFAC/PEP searches and customary individual  background checks of Borrower’s and Guarantor’s senior management and key principals, and Borrower agrees, and agrees to cause Guarantor to,  cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall constitute Lender Expenses.

SECTION 7.14.

JURISDICTION.  All actions or proceedings arising in connection with this Agreement and the other Loan Documents may be tried and litigated in the State of New York and, to the extent permitted by applicable law, federal courts located in the City of New York and the County of New York, State of New York; provided that any suit seeking enforcement against any Collateral or other property may be brought, at Lender’s option, in the courts of any jurisdiction where Lender elects to bring such action or where such Collateral or other property may be found. Borrower and Lender waive, to the extent permitted under applicable law, any right they may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 7.14.

SECTION 7.15.

WAIVER OF JURY TRIAL.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, GUARANTOR AND LENDER WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A “CLAIM”). BORROWER ,GUARANTOR AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

The parties have caused this Agreement to be executed as of the date on page 1.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:/s/ Robert J. Ostrowe

Name: Robert J. Ostrowe

Title: Senior Vice President

Address:

100 Park Avenue, 3rd Floor

New York, NY 10017-5516

Attention: Thomas Dowling

Fax No.: 212-703-3520

Email: Thomas.Dowling@wellsfargo.com

And

1100 Abernathy Road, Suite 1500

Atlanta, Georgia 30328

Office 770-508-2106

Attention: Brian J. Martin

E-fax:  866-686-7765

Email:  BJ.Martin@wellsfargo.com

STANLEY FURNITURE COMPANY, INC.

By:/s/ Anita W. Wimmer

Name: Anita A. Wimmer

Title:Vice President – Corporate Finance/

   Corporate Controller

Address:

200 North Hamilton Street

No. 200

High Point, North Carolina  27260

Attention:   Anita W. Wimmer

Fax No.:   336-841-0913

Email: AWimmer@stanleyfurniture.com

SCHEDULE A TO CREDIT AGREEME

FEES

Monthly:
(a) Collateral Management Fee. A fee of $2,200 per month, will be due and payable monthly in advance on the Closing date, on and first day of each month and on the Termination Date.

(b)    Cash Management and Other Service Fees.  Fees for cash management services and other Bank Products and services provided to Borrower by Lender, in accordance with the agreements entered into between Borrower and Lender from time to time, including Lender’s customary fees and charges with respect to the disbursement of funds or the receipt of funds to or for the account of Borrower (whether by wire transfer or otherwise).

(c)     Standby Letter of Credit Fees.  A standby Letter of Credit fee which will accrue at a rate equal to 3.5% per annum times the daily balance of the undrawn amount of all outstanding standby Letters of Credit (calculated on the basis of a 360-day year and the actual number of days elapsed), payable monthly in arrears on the last day of each month and on the Termination Date and continuing until all undrawn standby Letters of Credit have expired or have been returned for cancellation; provided, that if any standby Letters of Credit are then outstanding, the minimum standby Letter of Credit Fee payable in respect of any month shall be $100. All fees upon the occurrence of any other activity with respect to any standby Letter of Credit (including, without limitation, the issuance, transfer, amendment, extension or cancellation of any standby Letter of Credit and honoring of draws under any standby Letter of Credit) will be determined in accordance with Lender’s standard fees and charges then in effect.

Annually:

(a) Facility Fee.  A facility fee of $30,000, which facility fee will be fully earned and payable annually upon the Closing Date and each anniversary of the Closing Date.  The Facility Fee will not be pro-rated upon any early termination of this Agreement.

Upon demand by Lender or as otherwise specified in this Agreement:

(a)     Collateral Exam Fees, Costs and Expenses.  Lender’s fees, costs and expenses in connection with any collateral exams or inspections conducted by or on behalf of Lender at the rates established from time to time by Lender as its fee for collateral exams or inspections (which fees shall be $900 per day per collateral examiner, as the same may be increased from time to time when Lender’s collateral exam rates generally are increased), plus all actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection. Borrower will reimburse Lender for all fees and expenses related to collateral examinations or inspections obtained prior to the Closing Date.  Applicable fees related to electronic collateral reporting will also be charged.

(b)     Appraisal Fees, Costs and Expenses.  Lender’s fees, costs and expenses (including any fees, costs and expenses incurred by any appraiser) in connection with any appraisal of all or any part of the Collateral conducted at the request of Lender, if an Event of Default has occurred and is continuing at the time such appraisal is conducted

(c)     Line of Credit Termination Fees.  If (i) Lender terminates the Line of Credit after an Event of Default, or (ii) Borrower terminates the Line of Credit on a date other than the Maturity Date, then Borrower will pay Lender a termination fee in an amount equal to the sum of (i) the unpaid amount of the Facility Fee that would have been payable through and including the first anniversary of the Closing Date (if not previously paid), and (ii) the unpaid amount of the Collateral Management Fee that would have been due and payable hereunder if the Line of Credit had remained in effect to and including the Maturity Date.

(d)    Documentary Letter of Credit Fees.  A documentary Letter of Credit Fee at a rate of 0.125% times the amount of such documentary Letter of Credit will be due and payable (i) on the date of issuance of each documentary Letter of Credit, (ii) on each thirty day anniversary of such documentary Letter of Credit on which such documentary Letter of Credit is outstanding, and (iii) upon cancellation or negotiations of such documentary Letter of Credit.  All fees upon the occurrence of any other activity with respect to any documentary Letter of Credit (including, without limitation, transfer, amendment, or extension of any documentary Letter of Credit) will be determined in accordance with Lender’s standard fees and charges then in effect.

(e)     Other Fees and Charges.  Lender may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or (ii) the administration of Collateral by Lender. All such fees and charges will be imposed at Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Borrower's request for an Advance following such notice will constitute Borrower's agreement to pay such fees and charges.

SCHEDULE B TO CREDIT AGREEMENT

DISCLOSURE SCHEDULE

Sections 2.4, 5.8

Existing Liens

The following UCC-1 Financing Statements filed with the Delaware Secretary of State, listing Stanley Furniture Company, Inc. as debtor:

Secured Party	Filing Number
Dell Financial Services L.L.C.	2011 3074153
U.S. Bancorp Equipment Finance, Inc.	2011 4720150
Toyota Motor Credit Corporation	2012 3138015

The following UCC-1 Financing Statements filed with the Virginia State Corporation Commission (unless otherwise noted), listing Stanley Furniture Company 2.0, LLC as debtor:

Secured Party	Filing Number

Section 2.8

Material Contracts

Supplemental Retirement Plan of Stanley Furniture Company, Inc., as restated effective January 1, 1993, as amended by First Amendment to Supplemental Retirement Plan of Stanley Furniture Company, Inc., effective December 31, 1995, adopted December 15, 1995 and Second Amendment to Supplemental Retirement Plan of Stanley Furniture Company, Inc. effective January 1, 2002.

Stanley Interiors Corporation Deferred Compensation Capital Enhancement Plan, effective January 1, 1986, as amended and restated effective August 1, 1987.

Indemnification Agreement between Stanley Furniture Company, Inc. and each of its Directors.

Change in Control Protection Agreement, originally dated December 11, 2009, by and between Stanley Furniture Company, Inc. and Glenn Prillaman and amended and restated effective December 11, 2015.

Change in Control Protection Agreement, dated December 11, 2015, by and between Stanley Furniture Company, Inc. and Anita Wimmer.

Restricted Stock Awards to Glenn Prillaman under the Stanley Furniture Company, Inc. 2012 Incentive Plan.

Agreement, dated February 12, 2015, by and among Stanley Furniture Company, Inc., and the entities and natural persons listed on Exhibit A thereto.  (Hale-Talanta group agreement on director nominations and standstill).

Agreement dated January 7, 2016 by and among Stanley Furniture Company, Inc., and the entities and natural persons listed on Exhibit A thereto. (Hale-Talanta group agreement on director nominations and standstill).

Lease Agreement, dated as of December 29, 2010, between Hollie Drive Associates LLC, a Virginia limited liability company, and Stanley Furniture Company, Inc., as amended by the Lease Modification and Extension Agreement dated as of August 25, 2011 and the Second Lease Modification and Extension Agreement dated as of June 17, 2016.

Lease Agreement, dated as of March 1, 2012, between Showplace AC II, LLC, a Delaware limited liability company (the “Landlord”), and Stanley Furniture Company, Inc. (High Point Showroom and corporate offices).

Lease Agreement, dated March 23, 2012, between WMCV Phase I, LLC, a Delaware limited liability company and Stanley Furniture Company, Inc. (Las Vegas showroom).

License Agreement, dated as of July 1, 2014, between Coastal Living, a division of Time Inc. Lifestyle Group, a Delaware corporation, and Stanley Furniture Company, Inc.

Consulting Agreement, effective as of January 1, 2015, between Stanley Furniture Company, Inc. and Maggie Aardema, d/b/a Design Associates (showroom designer).

Manufacturing and Supply Agreement, effective as of January 18, 2016, between Starwood Furniture Manufacturing VN Corporation, a company organized under the laws of Vietnam (“Manufacturer”), and Stanley Furniture Company, Inc.

Engagement letter, dated June 13, 2016, between Stanley Furniture Company, Inc. and Stephens Inc.

Engagement letter, dated July 13, 2016, between Stanley Furniture Company, Inc. and BDO USA, LLP.

Employment agreement, dated July 22, 2016, between Stanley Furniture Company, Inc. and Glenn Prillaman.

Agreement, dated September 19, 2016, between Stanley Furniture Company, Inc. and Meyer Lansky II, and Meyer Lansky II, LLC, a Nevada limited liability company (certain services in connection with the endorsement of selected furniture pieces in Stanley’s Havana Crossing™ furniture collection).

Section 5.2

Existing Indebtedness

None

Section 5.5

Existing Loans, Advances, and Investments

None

SCHEDULE C TO CREDIT AGREEMENT

FINANCIAL STATEMENTS

as soon as available, but within 45 days after the end of each quarter

(a)  an unaudited balance sheet, income statement, statement of cash flow, and statement of owner’s equity with respect to the Borrower and its Subsidiaries, each prepared on a consolidated and consolidating basis, during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management; and

(b)  a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in this Agreement and certain other covenants under this Agreement and a certificate of the president or chief financial officer of Borrower attesting that the financial statements are accurate and that there exists no Default or Event of Default.

as soon as available, but within 120 days after the end of each fiscal year

(a)  financial statements of Borrower and its Subsidiaries on a consolidated basis for such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender, prepared in accordance with GAAP, and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited consolidated financial statements to include a balance sheet, income statement, statement of cash flow, and statement of owner’s equity and, if prepared, such accountants’ letter to management); and

(b)  a Compliance Certificate with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in this Agreement and a certificate of the president or chief financial officer of Borrower attesting that the financial statements are accurate and that there exists no Default or Event of Default.

as soon as available, but before the start of each of Borrower’s fiscal years,

(a)  copies of forecasted (a) balance sheets, (b) profit and loss statements, (c) availability projections, and (d) cash flow statements, all prepared for the Borrower and its Subsidiaries on a consolidated and consolidating basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, in form and substance satisfactory to Lender, in its sole discretion, for the next fiscal year, on a monthly basis, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of the Borrower and its Subsidiaries during the period covered.

on request of Lender	such other information as Lender may request in its sole discretion

SCHEDULE D TO CREDIT AGREEMENT

COLLATERAL REPORTING

On the first Business Day of each week or more frequently as Lender requests, if the aggregate amount of all Advances and Letter of Credit Usage exceed $1,500,000, otherwise on the fifth Business Day  after the close of each fiscal month of Borrower.

(a)  a borrowing base certificate or daily collateral report in form and substance acceptable to Lender;

(b)  an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records;

(c)  notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s Accounts; and

(d)  if requested by Lender, copies of invoices together with corresponding shipping and delivery documents and credit memos together with corresponding supporting documentation with respect to invoices and credit memos.

No later than the 20th day of each month.

(a)      a monthly Account roll-forward, in a format acceptable to Lender in its sole discretion;

(b)     a detailed aging of Borrower’s Accounts, together with a reconciliation to the monthly Account roll-forward and supporting documentation for any reconciling items noted;

(c)      a detailed calculation of those Accounts and Inventory that are not eligible for the Borrowing Base;

(d)     a summary aging, by vendor, of Borrower and its Subsidiaries’ accounts payable;

(e)      Inventory system/perpetual reports specifying the cost of Borrower’s Inventory, by location and by category, with additional detail showing additions to and deletions; and

(f)  a reconciliation of Accounts aging, trade accounts payable aging, and Inventory perpetual of Borrower to the general ledger together with the monthly financial statements of Borrower, including any book reserves related to each category.

Within 90 days after the end of each year.	(a) a detailed list of Borrower’s customers, with address and contact information.
Upon request by Lender.	(a) copies of purchase orders and invoices for Inventory acquired by Borrower, and (b) such other reports and information as to the Collateral and as to Borrower, as Lender may request.

SCHEDULE E TO CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s Letterhead]

To:

Wells Fargo Bank, National Association

100 Park Avenue

New York, New York 10017

Attn: Trade Capital Operating Division

Re:

Compliance Certificate dated [_____________________]

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement” dated as of October 25, 2016, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”) and STANLEY FURNITURE COMPANY, INC., a Delaware corporation  (“Borrower”) .  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule C of the Credit Agreement, the undersigned officer of Borrower hereby certifies that:

1.

Attached is the financial information of Borrower which is required to be furnished to Lender pursuant to Section 4.1 of the Credit Agreement for the period ended _________________ (the “Reporting Date”).  Such financial information has been prepared in accordance with GAAP [(except for year-end adjustments and the lack of footnotes)]1 and fairly presents in all material respects the financial condition of Borrowers.

2.

Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by the financial statements delivered pursuant to Schedule C of the Credit Agreement.

3.

Such review has not disclosed the existence on and as of the date of this Certificate, and the undersigned does not have knowledge of the existence as of the date of this Certificate, of any event or condition that constitutes a Default or Event of Default.

4.

The representations and warranties of each Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Certificate (except to the extent they relate to a specified date).

5.

As of the Reporting Date, the Borrower is in compliance with the applicable covenants contained in Article IV and Article V of the Credit Agreement as demonstrated on Schedule 1.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this [____] day of [______________________].

STANLEY FURNITURE COMPANY, INC.

By:______________________________

Name: ___________________________

Title:_____________________________

1 Exclude bracketed language with annual audits.